Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 11, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002

GARDNER DENVER ANNOUNCES AGREEMENT TO ACQUIRE ROBUSCHI

WAYNE, Pa. (October 11, 2011) – Gardner Denver, Inc. (NYSE: GDI) announced today that it has entered into a share purchase agreement with the holders of 100 percent of the outstanding shares of Robuschi S.p.A. (“Robuschi”), a market leading European manufacturer of blowers and pumps, for a purchase price of approximately €152 million ($207 million at current exchange rates).  Robuschi is headquartered in Parma, Italy, and has annual revenues of approximately €70 million ($95 million).  Its shares are currently held by an investor group led by Milan, Italy based Aksia Group.

Robuschi is a leading European producer of blowers, pumps and associated packages.  These products are used in a wide variety of end markets including wastewater, mining, and power generation, as well as general industrial applications.  With facilities in Noceto, Italy; Sao Paulo, Brazil; and Shanghai, China, in addition to its main production facility in Parma, Robuschi serves over 3,000 customers and has an installed base in excess of 200,000 units.

“Robuschi is an outstanding strategic addition to the Gardner Denver portfolio and an excellent fit with our Industrial Products Group,” stated Barry L. Pennypacker, President and Chief Executive Officer of Gardner Denver.  “Robuschi’s advanced manufacturing capabilities are expected to enable significant cost synergies as we continue to optimize our European manufacturing footprint supported by the principles of the Gardner Denver Way.  I would like to welcome the talented employees of Robuschi to the Gardner Denver family and I look forward to developing the strong Robuschi brand name globally.”

The transaction is subject to customary closing conditions, including the receipt of applicable regulatory approvals, and is expected to close in the fourth quarter of 2011.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology.  The actual future performance of the Company could differ materially from such statements.  Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2010, and its subsequent quarterly reports on Form 10-Q for the 2011 fiscal year.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries.  Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).